Exhibit 99.1

ZAGG Inc

Short-Term or Speculative Transactions Policy

All Directors, Officers, and 10% Holders (as each term is defined in the Policy) are prohibited from engaging in short-term or speculative transactions involving Company securities, such as publicly traded options, short sales, puts, and calls, and hedging transactions.  This prohibition also applies to holding Company securities in a margin account and “short sales against the box”, which are sales of Company securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others.  Notwithstanding the terms of the Policy, the Company’s Board of Directors may waive this Short-Term or Speculative Transaction Policy on a case-by-case basis if:  (i) the Board of Directors forms the opinion that such waiver is not adverse to the interests of the Company or its shareholders; (ii) where the Director, Officer, or 10% Holder seeking such waiver has demonstrated to the satisfaction of the Board of Directors that he or she has sufficient assets to pay the obligation without resort to Company securities; and (iii) the Director, Officer, or 10% Holder seeking such waiver otherwise is in compliance with Section 16(c) of the Securities Exchange Act of 1934, as amended.  All other employees must obtain the specific prior written authorization of the Chief Executive Officer and the Chief Financial Officer before engaging in short-term or speculative transactions involving Company securities.